Exhibit 99.1
RXi Pharmaceuticals Appoints Noah D. Beerman as CEO
Business Veteran Brings to RXi a Successful Track Record of Building a Pipeline
of Biopharmaceutical Products
Worcester, MA, November 06, 2009 — RXi Pharmaceuticals Corporation (Nasdaq: RXII), a biopharmaceutical company pursuing the development and commercialization of proprietary therapeutics based on RNA interference (RNAi), today announced that Noah D. Beerman has joined the company as its new President and Chief Executive Officer. The appointment of Mr. Beerman as CEO is part of a planned succession in leadership as the company looks to advance from the research stage to product development and execution of therapeutic collaborations and partnerships. He succeeds RXi’s co-founder, Tod Woolf, Ph.D., who will continue as a member of RXi’s Scientific Advisory Board (SAB).
Mr. Beerman (47) joins RXi with over 25 years of experience in the biopharmaceutical industry and most recently served as Executive Vice President, Chief Business Officer for Indevus Pharmaceuticals, Inc., which was acquired by Endo Pharmaceuticals in March 2009 for $370 million plus future milestone payments. At Indevus, Mr. Beerman was responsible for the development and implementation of the company’s corporate development strategy to ensure near- and long-term growth and success. Noah was also responsible for overseeing Indevus’ acquisition of Valera Pharmaceuticals in 2007 and for managing the integration activities with Endo as part of this transaction.
Prior to joining Indevus in 1997, Mr. Beerman was Vice President responsible for health care at Technology Management and Funding (TMF), a venture firm where he developed and executed business and commercialization strategies for TMF’s biotechnology portfolio. Earlier in his career, he served in a variety of business and scientific capacities at Creative BioMolecules, Sandoz AG, and Repligen. Mr. Beerman holds an M.B.A. from Northeastern University’s High Technology Program and a B.S. in molecular genetics from the University of Rochester.
“Noah brings to RXi an extensive biotechnology business background and broad scientific expertise. We are delighted to welcome Noah to the team and believe that his experience will help transform RXi from a research stage company into a development stage company. We are highly encouraged by the pre-clinical data generated by RXi and are optimistic that this will lead to accelerating our product development as well as our partnering activities. Given Noah’s successful track record in these areas, RXi should be well positioned to capitalize on these opportunities,” commented Sanford Hillsberg, RXi’s Chairman of the Board.
“We would like to thank Dr. Woolf, who has guided the strategic vision of RXi since early 2007, taking the company public in 2008 and bringing RXi from a concept to a leading RNAi therapeutics company. Under his leadership, RXi has achieved a number of important technological innovations, including the creation of RXi’s self-delivering rxRNA (sd-rxRNA™) compounds that have recently demonstrated positive results in animal models. The board would like to acknowledge Dr. Woolf for his service and is delighted that he will remain with RXi as an active member of our SAB,” continued Mr. Hillsberg.

Mr. Beerman added, “I am excited to join RXi and lead its next phase of growth. My experience in building clinical pipelines will help guide the company as it looks to advance products using its breakthrough technology and advanced therapeutic platform. I look forward to working with the team to define RXi’s clinical programs and in realizing the full potential of this unique and exciting technology.”
About RXi Pharmaceuticals Corporation
RXi Pharmaceuticals is a discovery-stage biopharmaceutical company pursuing the development and potential commercialization of proprietary therapeutics based on RNA interference (RNAi) for the treatment of human diseases. RXi has a comprehensive therapeutic platform that includes both RNAi compounds and potential delivery methods. RXi uses its own version of RNAi compounds — rxRNA™ — that provide an advanced alternative to conventional small interfering RNAs (siRNAs) and may define the next generation of RNAi technology. rxRNA™ compounds are designed specifically for therapeutic use and contain many of the properties needed to move RNAi based drugs into the clinic. RXi Pharmaceuticals believes it is well positioned to compete successfully in the RNAi-based therapeutics market with its accomplished scientific advisors, including Dr. Craig Mello, recipient of the 2006 Nobel Prize for his co-discovery of RNAi; a management team that is experienced in developing RNAi products; and a strong early intellectual property position in RNAi chemistry and delivery. www.rxipharma.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future expectations, plan and future development of RXi Pharmaceutical Corporation’s products and technologies. These forward-looking statements about future expectations, plans and prospects of the development of RXi Pharmaceutical Corporation’s products and technologies involve significant risks, uncertainties and assumptions, including the risk that the development of our RNAi-based therapeutics may be delayed or may not proceed as planned and we may not be able to complete development of any RNAi-based product, the risk that the FDA approval process may be delayed for any drugs that we develop, risks related to development and commercialization of products by our competitors, risks related to our ability to control the timing and terms of collaborations with third parties, risks relating to our need to raise additional capital to carry out our future contemplated activities and the possibility that other companies or organizations may assert patent rights that prevent us from developing our products. Actual results may differ materially from those RXi Pharmaceuticals Corporation contemplated by these forward-looking statements. RXi Pharmaceuticals Corporation does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.
CONTACT:
RXi Pharmaceuticals
Donna Falcetti
508-929-3615
ir@rxipharma.com

or
Investors
S. A. Noonan Communications
Susan Noonan
212-966-3650
susan@sanoonan.com
or
Media
Rx Communications Group
Eric Goldman
917-322-2563
egoldman@rxir.com